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                                                                     EXHIBIT 2.0




            FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION



         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is entered into as of this 5th day of May 1998, by and among CARDIAC CONTROL SYSTEMS, INC., a Delaware corporation ("Parent"), CCS SUBSIDIARY, INC., a New Jersey corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), and ELECTRO-CATHETER CORPORATION, a New Jersey corporation ("Company").

                               R E C I T A L S:

         WHEREAS, Parent, Acquisition Sub and the Company entered into that certain Agreement and Plan of Reorganization dated as of January 20, 1998 (the "Reorganization Agreement"; terms used herein and as otherwise defined shall have the meanings given to them in the Reorganization Agreement); and

         WHEREAS, the parties desire to remove the ability to waive certain conditions to the Closing and the consummation of the Merger; and

         WHEREAS, due to changes in market conditions the parties desire to change the Exchange Ratio; and

         WHEREAS, Parent desires to reorganize through a holding company structure pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, whereby Parent would form a direct, wholly-owned subsidiary ("Holdings"), which will form a direct, wholly-owned subsidiary ("Holdings Merger Sub"), whereby Merger Sub will merge with and into Parent so that Parent will become a direct, wholly-owned subsidiary of Holdings; and

         WHEREAS, in order to obtain the required financing for the Merger, the Company shall issue approximately 2,500,000 shares of Common Stock to prospective investors immediately prior to the Effective Time of the Merger and such shares of the Company Common Stock will be exchanged for shares of Holdings common stock at the same ratio as all other shares of the Company Common Stock are exchanged for shares of Holdings common stock (the "Financing Shares"); and

         WHEREAS, the Company shareholders shall no longer exchange their issued and outstanding shares of Common Stock for shares of Parent Common Stock, but instead shall exchange such shares for shares of Holdings common stock at an applicable ratio which shall result in the Company shareholders holding approximately 71% of the issued and outstanding shares of Holdings common stock other than the Financing Shares (the "Non-Financing Shares"), and the shareholders of Parent will hold the remaining approximately 29% of the issued and outstanding shares of Holdings Common Stock other than the Financing Shares; and

         WHEREAS, subsequent to the Effective Time of the Merger, Holdings will effectuate a reverse stock split at a 1 for 5 ratio whereby the number of Non-Financing Shares will be reduced to approximately 1.8 million, and the number of Financing Shares will be reduced to approximately 500,000; and

         WHEREAS, all Company Options, Company Warrants and conversion rights:
(1) shall be converted into options, warrants and conversion rights for shares of Holdings common stock and will be added to the capital structure of Holdings;
(2) shall be adjusted in regards to the number and exercise price in accordance to the same exchange ratio as the Company's Common Stock; (3) shall be subject to the same reverse stock split ratio as the Holdings common stock; and (4) are not included in the Company shareholders' 71% interest in shares of Holdings outstanding common stock; and

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         WHEREAS, the parties hereby agree to amend the Reorganization Agreement to effectuate the foregoing in accordance with the terms set forth herein below.

         NOW, THEREFORE, for the reasons set forth hereinbelow, and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. The first paragraph on the first page shall be deleted in its entirety and replaced with the following:

                           The Boards of Directors of Parent, Acquisition Sub
                  and the Company have each duly approved and adopted this Agreement and Plan of Reorganization (this "Agreement"), the plan of merger (the "Plan of Merger") and the proposed merger of Acquisition Sub with and into the Company in accordance with this Agreement, the Plan of Merger and the New Jersey Business Corporation Act (the "New Jersey Statute"), whereby, among other things, the issued and outstanding shares of common stock, $.10 par value, of the Company (the "Company Common Stock"), will be exchanged and converted into shares of common stock, $.10 par value, of a to be organized parent holding company of Parent ("Holdings") (the "Holdings Common Stock") in the manner set forth in Article II hereof and in the Plan of Merger, upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger.

         2. Subsection 2.1(b)(iii) shall be deleted in its entirety and replaced with the following:

                           owned by Holdings or any subsidiary of Holdings,
                  shall be cancelled and no Holdings Common Stock or other consideration shall be delivered in exchange therefore.

         3. Subsection 2.1(c) shall be deleted in its entirety and replaced with the following:

                           Subject to Section 2.2, each share of Company Common
                  Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 2.1(b)) shall be deemed cancelled and converted into and shall represent the right to receive one share of Holdings Common Stock in accordance with Section 2.2. For convenience of reference, the shares of Holdings Common Stock to be issued upon the exchange and conversion of Company Common Stock in accordance with this Section 2.1(c) are sometimes hereinafter collectively referred to as the "Merger Shares".

         4.       Subsection 2.1(d) shall be deleted in its entirety.

         5.       For purposes of Sections 2.2(a) - (g), 3.4(ii), 4.4(ii), 5.2,
6.5 and 6.16, all references to the defined phrase Parent Common Stock shall be deleted in their entirety and replaced with the phrase Holdings Common Stock.

         6. For purposes of Sections 2.2(a) - (g), 3.4(ii), 4.4(ii), 5.2 and 6.16, all references to the defined word Parent shall be deleted in their entirety and replaced with the word Holdings.

         7. The first sentence of Section 2.3 shall be deleted in its entirety and replaced with the following:

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                           At the Effective Time, each of the Company's then
                  outstanding Company Warrants, Company Options and conversion rights (whether or not exercisable at the Effective Time) by virtue of the Merger and without any further action on the part of the holder thereof, shall be assumed by Holdings and automatically converted, on the same terms, into a warrant, option or conversion right to purchase a number of shares of Holdings Common Stock (to be registered shares to the extent the option, warrant or conversion right holder is, by the terms of the Company option plan, warrant or conversion right in effect, entitled upon exercise of the option, warrant or conversion right, to receive registered stock) equal to the number of shares of Company Common Stock covered by such Company Warrants, Company Options and conversion rights immediately prior to the Effective Time, at an exercise price per share of Holdings Common Stock equal to the exercise price in effect under such Company Warrants, Company Options or conversion rights immediately prior to the Effective Time.

         8.      The reference to Section 7.8 in the second sentence of Section
6.2 shall be deleted.

         9. Section 6.16 shall be deleted in its entirety and replaced with the following:

                           PREFERRED STOCK; SECURED PROMISSORY NOTE. Holdings
                  and The T Partnership agree that: (a) the designation of Series A Preferred Stock of the Surviving Corporation, which shall be convertible into the shares of Holdings Common Stock at a conversion price equal to the product of 120% multiplied by the price per share of the common stock of Holdings used as the basis for the consideration given (either in the form of issued stock, if any, or warrants, provided the exercise price of the warrant reflects the current market value of common stock, or otherwise) in exchange for any capital raised pursuant to Section 7.7 of this Agreement, shall be as set forth in Exhibit 1.4 attached hereto, and such number of shares of Preferred Stock having a liquidation value equal to $1,000,000 of the Company's indebtedness outstanding and due to The T Partnership at the time of the Closing shall be issued in redemption of $1,000,000 of such indebtedness; (b) Holdings shall execute a conditional note for the benefit of The T Partnership in the form set forth in Exhibit 6.16(b) attached hereto; and (c) Holdings shall execute a secured promissory note in an amount not to exceed $1,300,000, which amount shall include interest up through Closing on the Company's current indebtedness to The T Partnership, but such amount shall not include any amount described under Section 9.13(b) which shall be payable at Closing, substantially in the form set forth in Exhibit 6.16(c) attached hereto.

         10. The introductory phrase under ARTICLE VII shall be deleted in its entirety and replaced with the following:

                           The obligations of each Party to perform this
                  Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions:

         11. Section 7.1 shall be deleted in its entirety and replaced with the following:

                           STOCKHOLDER APPROVAL. This Agreement, the Plan of
                  Merger and the Merger shall have been approved and adopted by at least two-thirds (2/3) of the outstanding shares voting of the Company Common Stock.

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         12.      Section 7.6 shall be deleted in its entirety and replaced with the following:

                           BID PRICE RATIO. The ratio of the closing bid price
                  of a share of Parent Common Stock to a share of Company Common Stock shall not be greater than 2.00 nor less than .50 based on the average of closing bid prices for any ten (10) day period ending on and including the second NASDAQ trading day immediately preceding the Closing Date and rounding the result of such average to the nearest 1/100ths.


         13.      Section 7.8 shall be inserted and read as follows:

                           HOLDING COMPANY REORGANIZATION. Immediately prior to
                  the Effective Time, Parent shall reorganize through a holding company structure pursuant to Section 251(g) of the General Corporation Law of the State of Delaware and an Agreement of Merger substantially in the form of Exhibit 7.8 attached hereto, whereby Parent would form a direct, wholly-owned Delaware subsidiary, which will also form a direct, wholly-owned Delaware subsidiary ("Holdings Merger Sub") whereby Holdings Merger Sub will merge with and into Parent so that Parent will become a direct, wholly-owned subsidiary of Holdings.

         14. Introductory phrase to ARTICLE VIII shall be deleted in its entirety and replaced with the following:

                           The obligations of Parent to perform this Agreement
                  and to consummate the transactions contemplated hereby and of Acquisition Sub to perform this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions, unless waived by Parent and Acquisition Sub; provided, however, only non-material approvals may be waived under Section 8.8 by Parent and Acquisition Sub:

         15. The introductory phrase to ARTICLE IX shall be deleted in its entirety and replaced with the following:

                           The obligations of the Company to perform this
                  Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby will be subject to the satisfaction of the following conditions, unless waived by the Company; provided, however, Sections 9.6, and 9.9 through 9.13 may not be waived by the Company, except any non-material approvals under Section 9.9 may be waived by the
                  Company:

         16. Section 9.10 shall be deleted in its entirety and replaced with the following:

                           APPOINTMENT OF DIRECTORS The Board of Directors of
                  Holdings shall have taken such action as shall be necessary to expand the size of Holdings' Board of Directors and to appoint Ervin Schoenblum and Abraham Nechemie as directors of Holdings to serve on Holdings' Board of Directors until the next annual meeting of the stockholders of Holdings. Holdings shall continue to nominate such individuals at the next three (3)

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                  successive annual meetings of the stockholders immediately following the next annual meeting of the stockholders in the same manner and on equal standing as other director nominees comprising management's slate.

         17. Section 9.13 shall be deleted in its entirety and replaced with the following:

                           COMPANY INDEBTEDNESS. Provisions shall have been made
                  for payment at Closing of indebtedness of the Company: (a) which is due at Closing to SSSG for reasonable attorneys' fees and expenses; and (b) which may be incurred subsequent to May 1, 1998 in an amount of $100,000, or any greater amount as agreed to by the Company and Parent in writing, for the purpose of operating capital pending completion of the Merger, and owed to The T Partnership.

         18. The date set forth in Sections 11.1(b)(i) and 11.1(c) shall be changed from May 1, 1998 to August 14, 1998.

         19. The Section reference set forth in the proviso of the second sentence in Section 11.2 shall be changed from 10.1(d) to 10.1(b).

         20.      The following shall be inserted after the first sentence of
Section 12.6:

                           Without limiting the foregoing, the rights and
                  obligations of Parent under this Agreement shall be binding upon and inure to the benefit of Holdings.

         21. Notwithstanding any provision in the Reorganization Agreement to the contrary, each of Parent and the Company may take such actions as shall allow each of them to secure interim financing in an amount not to exceed $600,000 to be used for operating capital pending completion of the transactions contemplated under the Reorganization Agreement; provided, however, that, prior to consummating such financing arrangement, the material terms thereof are disclosed to the other party and such terms are reasonably acceptable to the other party, except that the issuance of convertible debt securities by Parent in the amount of $580,000 with an effective conversion price per share of not less than $.30, or on terms more favorable than those specified, are hereby acceptable to the Company and such a financing arrangement may be consummated by Parent without further disclosure or consent. No action on the part of either party in securing financing contemplated by this Agreement and in accordance herewith shall result in a breach of the Reorganization Agreement or constitute default under such Reorganization Agreement and each party hereby consents to such actions by the other party. Parent and the Company shall cause each of their respective Disclosure Schedules to be amended to reflect any such interim financing that they may obtain in accordance with this Agreement.

         22. Sections 3.8 and 3.14 of the Company Disclosure Schedule shall be amended to reflect the settlement of the Ternyila Judgment.

         23. All Exhibits and the Glossary to the Reorganization Agreement shall be amended to reflect the amendments to the Reorganization Agreement set forth herein.

         24. Except to the extent amended hereby, all terms, provisions and conditions of the Reorganization Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

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         IN WITNESS WHEREOF, each of the parties hereto has caused this First
Amendment to Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first above written.

CARDIAC CONTROL SYSTEMS, INC.


By: /s/ Alan J. Rabin
   ------------------
      Alan J. Rabin
      President


CCS SUBSIDIARY, INC.


By:/s/ Alan J. Rabin
   -----------------
     Alan J. Rabin
       President


ELECTRO-CATHETER CORPORATION


By: /s/ Ervin Schoenblum
    --------------------
     Ervin Schoenblum
     Acting President



         The T Partnership hereby executes this Agreement for the limited and sole purpose amending its obligations under Section 6.16 of the Reorganization Agreement as set forth in Section 9 above.


                                        THE T PARTNERSHIP, LLP


                                        By:
                                           --------------------------------

                                        Name:
                                             ------------------------------

                                        Its
                                           --------------------------------

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